Exhibit 99.1

September 19, 2007

News Release

Source: EnXnet, Inc.

EnXnet Partner, Medical D-TECT-OR, LLC, Expands Foreign Object Detection System Patent Internationally

Tulsa, OK, September 19, 2007, As EnXnet, Inc. (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) prepares for revenue generation and income from the Multimedia Gift Card™, they are now prepared to re-focus their attention to their Retained Foreign Object Detection System under development with their joint venture partner, Medical D-TECT-OR, LLC. To this end, Medical D-TECT-OR has expanded their patent filing through the Patent Cooperation Treaty (PCT) that will provide them with patent protection in the most significant countries throughout the world.

The prototype of EnXnet’s Retained Foreign Object Detection System has been proven in the laboratory setting as a fully viable, working product. EXNT continues their development of the next generation prototype for use in hospital operating rooms worldwide and feels the expanded patent application provides them with the necessary protection.

The Retained Foreign Object Detection System will revolutionize hospital operating rooms worldwide by providing a method to prevent surgical instruments and disposables (gauze, towels, sponges, etc.) from being left inside the patient before closing an operation. This technology has the potential to save the insurance and medical industries significant money and, more importantly, can save thousands of lives each year.

“At this time, we are doing whatever we can to support Medical D-TECT-OR’s efforts in regards to the Retained Foreign Object Detection System”, said Ryan Corley, CEO of EnXnet. “We are also anticipating orders and sales of the Multimedia Gift Card™ shortly, along with the resultant cash flow from these sales.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004